UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2011

TIDEWATER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 568-1010
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
     On January 27, 2011, Tidewater Inc. (the “Company”) and its domestic subsidiaries entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (“BOA”), JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and DnB NOR Bank ASA, as Co-Syndication Agents, BBVA Compass, as Documentation Agent, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, DNB NOR Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Lead Arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Book Manager, and the lenders party thereto. The Amended Credit Agreement amends and restates a prior credit agreement between the Company and BOA (the “Prior Credit Agreement”) such that the terms and conditions of the Prior Credit Agreement have been subsumed and replaced in their entirety by the terms and conditions of the Amended Credit Agreement, including the amount available under the revolving credit facility. The terms of the Amended Credit Agreement are summarized below.
     The Amended Credit Agreement matures on January 27, 2016 and provides a $575 million, five-year credit facility consisting of (i) a $450 million revolving credit facility (the “Revolving Credit Facility”) with (a) a $75 million sublimit for the issuance of standby letters of credit and (b) a $20 million sublimit for swingline loans (the “Swingline Loans”) available at the request of borrower if certain conditions are satisfied and (ii) a $125 million delayed draw term loan facility (the “Term Loan”), which may be borrowed in up to three drawdowns, available to the Company for 180 days following the closing date. Subject to obtaining additional funding commitments from existing or new lenders, the Company may request at any time that the size of the Revolving Credit Facility be increased by $250 million, provided that any request (i) must be for an amount of not less than $50 million and (ii) may be made on not more than four occasions.
     Loans (other than Swingline Loans) under the Revolving Credit Facility will bear interest at a rate equal to the Applicable Rate, determined by reference to the Consolidated Funded Indebtedness to Total Capitalization Ratio as set forth in the chart below, plus, at the Company’s option, one of the following indexes: (i) LIBOR/Eurodollar Rate or (ii) the Base Rate (to be defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus .50% and (c) the Eurodollar Rate plus 1.00%). The Company may select interest periods of 1, 2, 3, or 6 months for Eurodollar Rate Loans. Interest is payable at the end of the selected interest period, but no less frequently than quarterly. Each Swingline Loan bears interest at the Base Rate plus the Applicable Rate, as identified in the chart below, under the Revolving Credit Facility.

Applicable Rate
	Consolidated Funded
	Indebtedness to
	Total	Applicable Rate for
	Capitalization	Eurodollar Rate/	Applicable Rate for
Pricing Level	Ratio	Letters of Credit	Base Rate Loans
1	< 25%	1.50%	0.50%
2	> 25% and < 35%	1.75%	0.75%
3	> 35% and < 45%	2.00%	1.00%
4	> 45%	2.25%	1.25%
     If the Company borrows under the Revolving Credit Facility, the amounts borrowed must be repaid no later than January 27, 2016 (the “Maturity Date”). If the Company borrows under the Swingline Loans, it must repay the Swingline Loan on the earlier of: (i) ten Business Days after the date of borrowing and (ii) the Maturity Date. If amounts are borrowed under the Term Loan, repayments are made pursuant to an amortization schedule beginning on the second anniversary of the date of the first draw under the Term Loan and ending on the Maturity Date.
     The Amended Credit Agreement includes usual and customary covenants and events of default for credit facilities of its type, including covenants that limit liens, indebtedness of foreign subsidiaries, fundamental changes, dispositions and transactions with affiliates. The Amended Credit Agreement also requires the Company, at the end of any fiscal quarter, to maintain (i) a Consolidated Funded Indebtedness to Total Capitalization Ratio that does not exceed 0.55 to 1.00, and (ii) a Consolidated Interest Coverage Ratio of not less than 3.00 to 1.00 during the four prior fiscal quarters. “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period. To the extent the Company makes a single acquisition where the total consideration paid by the Company exceeds $100 million, the Company is required to deliver a compliance certificate evidencing the Company’s compliance with these ratios on a pro forma basis.
     The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Amended Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
The following are filed as exhibits to this report:

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement, dated January 27, 2011, among Tidewater Inc. and its domestic subsidiaries, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and DnB NOR Bank ASA, as Co-Syndication Agents, BBVA Compass, as Documentation Agent, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, DNB NOR Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Lead Arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Book Manager, and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.
February 1, 2011	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, Secretary and General Counsel